Exhibit 99.2

Excerpt of FAQ issued by Philips

Spectranetics / Philips merger: Frequently asked questions for NA Commercial team

Selling questions

Will Spectranetics’ sales team be responsible for the sales of any Philips products?

We expect that, following the closing of the transaction, both Philips and Spectranetics will cross-sell each other’s offerings. After the transaction closes, Spectranetics will be supported by the Philips organization and brand. Consistent with business integrations, the integration team will explore opportunities to drive solutions that benefit our customers. Naturally, we will be stronger together selling our central portfolio of integrated solutions.

Who will sell what solutions?

We anticipate tremendous cross-sell opportunity for both Spectranetics and Philips’ commercial teams, as well as strong rationale for employee growth and development. After the closing of the transaction, we will set up opportunities to cross-train Spectranetics and IGT Devices’ sales forces, e.g. Philips Coronary sales force in AngioSculpt and Quick-Cross. Much like we did when Volcano and Philips came together, we will set-up an interim, unified sales desk to enable single face to customers, with the full product portfolio.

Customer questions

Do the Philips and Spectranetics solutions fit into our portfolio?

Philips and Spectranetics share the same passion and vision for innovation in image-guided therapies. The unique capabilities of Spectranetics’ employees will be vital to Philips going forward; Spectranetics’ deep customer relationships, strong clinical skills and entrepreneurial culture will help to ensure success for expanding our image-guided therapy business group.

Reward and recognition questions

Does Spectranetics have an annual ‘award’/incentive trip? Will it continue for 2017?

We still need to understand all the incentives and compensation structures that Spectranetics currently has. We will do this during the integration period. For now, we plan to make no changes to the programs and incentives that Spectranetics has in place for their team in 2017. We will evaluate changes, where they are appropriate for 2018 at the earliest. We will update the team as more information becomes available.

Additional Information

The tender offer described in this communication (the “Offer”) has not yet commenced, and this communication is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of The Spectranetics Corporation (“Spectranetics”) or any other securities. On the commencement date of the Offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the United States Securities and Exchange Commission (the “SEC”) by Philips and a Solicitation/Recommendation Statement on Schedule 14D-9 will be filed with the SEC by Spectranetics. The offer to purchase shares of Spectranetics common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND THE SOLICITATION/ RECOMMENDATION STATEMENT REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The tender offer statement will be filed with the SEC by HealthTech Merger Sub, Inc., a wholly owned subsidiary of Philips Holding USA Inc., which is a wholly owned subsidiary of Royal Philips, and the solicitation/recommendation statement will be filed with the SEC by Spectranetics. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the Information Agent for the Offer, which will be named in the tender offer statement.

Cautionary Statement Regarding Forward-Looking Statements

This communication may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Philips and certain of the plans and objectives of Philips with respect to these items, including without limitation completion of the Offer and merger and any expected benefits of the merger, and certain forward-looking statements regarding Spectranetics, including without limitation with respect to its business, the proposed Offer and merger, the expected timetable for completing the transaction, and the strategic and other potential benefits of the transaction. Completion of the Offer and merger are subject to conditions, including satisfaction of a minimum tender condition and the need for regulatory approvals, and there can be no assurance that those conditions can be satisfied or that the transactions described in this communication (the “Transactions”) will be completed or will be completed when expected. Often, but not always, forward-looking statements can be identified by the use of words such as “plans,” “expects,” “expected,” “scheduled,” “estimates,” “intends,” “anticipates,” “projects,” “potential,” “continues” or “believes,” or variations of such words and phrases, or by statements that certain actions, events, conditions, circumstances or results “may,” “could,” “should,” “would,” “might” or “will” be taken, occur or be achieved. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future and there are many factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements. These factors include, but are not limited to, (i) the risk that not all conditions of the Offer or the merger will be satisfied or waived; (ii) uncertainties relating to the anticipated timing of filings and approvals relating to the Transactions; (iii) uncertainties as to the timing of the Offer and merger; (iv) uncertainties as to how many of Spectranetics’ stockholders will tender their stock in the Offer; (v) the possibility that competing offers will be made; (vi) the failure to complete the Offer or the merger in the timeframe expected by the parties or at all; (vii) the outcome of legal proceedings that may be instituted against Spectranetics and/or others relating to the Transactions; (viii) the risk that the Transactions disrupt current plans and operations of Spectranetics and affect its ability to maintain relationships with employees, customers or suppliers; (ix) the possibility that the parties may be unable to achieve expected synergies and operating efficiencies within the expected timeframes or at all and to successfully integrate Spectranetics’ operations into those of Philips; (x) the successful implementation of Philips’ strategy and the ability to realize the benefits of this strategy; (xi) domestic and global economic and business conditions; (xii) regulatory developments affecting Philips’ and or Spectranetics’ actual or proposed products or technologies; (xiii) political, economic and other developments in countries where Philips operates; (xiv) unpredictability and severity of catastrophic events; (xv) industry consolidation and competition; and (xvi) other risk factors described in Spectranetics’ Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. Any forward-looking statements in this communication are based upon information known to Philips on the date of this communication. Neither Philips nor Spectranetics undertakes any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.